EXHIBIT 99.1

STEAMING OPERATIONS COMMENCE ON ROCK ENERGY’S ORCUTT DIATOMITE PROJECT IN SANTA BARBARA COUNTY, CALIFORNIA

Internal Proved Reserve Estimates for Orcutt Diatomite Total

26.6 Million Barrels and 10% Net Present Value of $677 Million

HOUSTON — (PR NEWSWIRE) — May 29, 2008 — Rock Energy Resources, Inc. (OTCBB:RCKE), an independent domestic oil and natural gas company, is pleased to announce that steam recovery operations have commenced on its significant and established resource base of reserves in the shallow Opal A Diatomite formation in the Orcutt field.

The Orcutt field comprises a 4,000 acre leasehold — 800 proven acres and 400+ probable/possible acres — with an estimated 1.2 billion barrels of oil in place in the proven area of the Diatomite project.

Rocky Emery, Rock Energy Resources’ CEO, stated, “Development of the Orcutt Diatomite is a top priority for our Company, so we are extremely pleased with the rapid progress we have made to date in moving this project forward. We are equally encouraged by the production performance being exhibited by other analogous Diatomite projects in Central California — some of which we understand are enjoying cyclic steam recovery rates of 30-35%.  Our estimates assume only 20%.”

Diatomite is a shallow formation (from surface down to 2,000 feet) with porosity ranging from 50-70 percent and oil saturations in excess of 50 percent. Major E&P companies have been averaging 30% cyclical steam recovery in an analogous Diatomite field in Kern County for nearly a decade, with production now exceeding an average of100,000+ barrels of oil per day (BOPD).

These steaming operations will focus initially on three Diatomite well completions, with results expected within the next 90 days. Based on Rock Energy’s internal estimates, full development of Orcutt’s 800 proven acres, assuming Rock Energy earns its full 20% working interest, would represent 26.6 million barrels of proven undeveloped oil; future net revenues of $1.85 billion; and net present value (PV10 analysis) of $676.9 million.  These estimates contemplate a full scale drilling program providing for a total of 1200 well sites, and are based on a per barrel price of $100 flat over the anticipated life of the resource base; current oil prices comfortably exceed those estimates.

Emery further noted, “These estimated reserves and values are over and above production we expect from the Orcutt Monterey formation.  Moreover, they do not take into consideration any future delineation drilling programs that we may undertake to expand the boundaries of our proven resource base.”

Rock Energy currently owns a 4.54% working interest (and can earn up to a 20% working interest) in the Orcutt project, and has an option to acquire up to 20% of the N.W. Casmalia project, which encompasses an additional 8,000 acres.   A combined internal estimate of oil in place for the two projects is 2.5 billion barrels.  In addition to its world class Diatomite assets, the Company is also engaged in producing from the Monterey formation in Orcutt, which according to a recent Gaffney, Cline audit, has proved, probable and possible (3P) reserves estimated at $93.2 million in future net revenues and approximately $40 million in net present value (PV10 analysis).

“Looking towards the end of the year, additional value accretion and cash flow from our Casmalia Diatomite operations could prove as significant, if not more so, than Orcutt.  Consequently, our outlook for Rock Energy is one defined by great enthusiasm and confidence in our ability to execute, and execute well,” concluded Emery.

About Rock Energy Resources, Inc.

Originally formed in April of 2004 as Rock Energy Partners LP, Rock Energy Resources, Inc. is an independent oil and gas company based in Houston, Texas.  The Company is engaged in the exploration, drilling and recovery of onshore natural gas and crude oil resources using cutting-edge 3D technologies. Rock Energy currently produces and sells natural gas and crude oil from two locations: the Wilcox trend in Colorado County, Texas and the Monterey Formation in Santa Barbara County, California.  For more information on the Company, please visit www.rockenergypartners.com.

Safe Harbor Forward-Looking Statements

Forward-looking statements made in this release are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein are not a guarantee of future performance. This news release includes forward-looking statements, including with respect to the future level of business for the parties. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors that could cause results to differ materially from estimated results. Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties and events that may be beyond the control of Rock Energy Resources, Inc., and no assurance can be given that such results will be achieved. Potential risks and uncertainties include, but are not limited to, the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition.

For More Information, Please Contact

ROCK ENERGY RESOURCES, INC.

Rocky Emery, CEO

713-954-3600

ELITE FINANCIAL COMMUNICATIONS GROUP

Dodi B. Handy, President and CEO

407-585-1080 or via email at RCKE@efcg.net